EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports, dated December 15, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of SatCon Technology Corporation on Form 10-K for the year ended September 30, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SatCon Technology Corporation on Form S-8 (File Nos. 033-75934, 333-04280, 333-08047, 333-75339, 333-43802, 333-67504, 333-100753, 333-125882 and 333-125883) and Form S-3 (File Nos. 333-05939, 333-37921, 333-87157, 333-94859, 333-48936, 333-67328, 333-103950, 333-111522, 333-116533, 333-128527, 333-136673 (effective September 27, 2006) and 333-139897 (effective January 17, 2007)).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
March 30, 2007